Exhibit 5.4

McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

May 3, 2012

To:	Molson Coors Brewing Company

RE:	$300,000,000 2.000% Senior Notes due 2017, $500,000,000 3.500% Senior Notes due 2022 and $1,100,000,000 5.000% Senior Notes due 2042 issued by Molson Coors Brewing Company

Dear Sirs:

We have acted as special counsel to Molson Canada 2005 (the “Canadian Obligor”) in connection with:

(i)	an Indenture to be dated as of May 3, 2012 (the “Indenture”) between, inter alios, Molson Coors Brewing Company (the “Company”), as Issuer, Molson Coors International LP, Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Coors International Holdco, ULC, Molson Coors Callco ULC, the Canadian Obligor, Coors Brewing Company, CBC Holdco LLC, MC Holding Company LLC, CBC Holdco 2 LLC, Newco3, Inc., Molson Coors Brewing Company (UK) Limited, Molson Coors Holdings Limited and Golden Acquisition, as guarantors (collectively, the “Guarantors”), and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by a Supplemental Indenture to be dated as of May 3, 2012 (the “Supplemental Indenture”) between, inter alios, the Company, as Issuer, the Guarantors, and Deutsche Bank Trust Company Americas, as Trustee; and

(ii)	an underwriting agreement dated April 26, 2012 among, inter alios, the Company, as Issuer, the Guarantors, and Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., as underwriters (the “Underwriting Agreement”).

The Indenture, the Supplemental Indenture and the Underwriting Agreement are collectively referred to in this opinion as the “Documents”. Terms used in this opinion that are defined in the Indenture and are not otherwise defined herein have the same meaning herein as in the Indenture.

This opinion is delivered to you pursuant to Section 17.1 of the Indenture.

Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Scope of Examinations

In connection with the opinions expressed below, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

(a)	a reamended and restated partnership agreement made as of September 30, 2008 among Molson Canada Company and Molson Inc. (the “Partnership Agreement”);

(b)	an officers’ certificate of the Canadian Obligor dated May 2, 2012, regarding the Partnership Agreement, resolutions of the management committee of the Canadian Obligor, incumbency and other matters relating to the Canadian Obligor (the “Officer’s Certificate”); and

(c)	the Documents.

Assumptions and Reliances

We have relied upon the Officer’s Certificate, copies of which have been provided to you, with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us. We have not maintained or, for the purposes of this opinion, reviewed the minute books or the other records of the Canadian Obligor.

For purposes of the opinions expressed below, we have assumed:

(a)	the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and

(b)	that all statements set forth in the Officers’ Certificate are true.

Opinions

On the basis of the foregoing, we are of the opinion that all necessary action under the Partnership Agreement has been taken to authorize the execution and delivery of the Documents by the Canadian Obligor and the performance of its obligations thereunder.

This opinion is furnished solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Documents and may not be circulated to, or relied upon by, any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-k filed by Molson Coors Brewing Company with the SEC on May 2, 2012. We also consent to the reference to our firm under the heading “Legal matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ McCarthy Tétrault LLP